Exhibit 4.14

THIS WARRANT AND THE COMMON SHARES WHICH MAY BE PURCHASED UPON THE EXERCISE OF THIS WARRANT HAVE BEEN ACQUIRED SOLELY FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH SALE, OFFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT AND OF ANY APPLICABLE STATE SECURITIES LAWS.

GENO LLC

COMMON SHARES WARRANT

CS-1	Issued as of November 29, 2011 Void after the Expiration Date

WARRANT TO PURCHASE COMMON SHARES

For value received, GeNO LLC, a Delaware limited liability company (the “Company”), hereby certifies that The Medicines Company, a Delaware corporation (the “Holder”), subject to the provisions and upon the terms and conditions hereinafter set forth, is entitled to subscribe for and purchase from the Company, at any time after the Transaction Termination Event (as defined below) before the Expiration Date (as defined below), up to 951,777 Common Shares of the Company (the “Shares”). This Warrant is issued by the Company pursuant to a Securities Purchase Agreement, of even date herewith, by and between the Company and MDCO (the “Securities Purchase Agreement”). Unless otherwise defined herein, defined terms used in this Warrant will have the same meanings as are ascribed to them in the Securities Purchase Agreement.

1. Definitions. As used in this Warrant:

“Company Operating Agreement” means that certain Seventh Amended and Restated Limited Liability Company Agreement of the Company, dated as of April 1, 2010, as amended by Amendment No. 1, dated as of January 1, 2011, as the same may be amended from time to time.

“Exercise Price” means $7.88 per Share.

“Expiration Date” means the earlier of (a) a Liquidation Event, (b) the closing of an IPO or (c) September 30, 2016.

“IPO” means the Company’s initial underwritten offering and sale of its shares to the public pursuant to an effective registration statement under the Securities Act.

“Liquidation Event” shall have the meaning ascribed to it in the Company Operating Agreement.

“Person” means an individual, firm, corporation, partnership, association, limited liability company, trust, governmental entity or any other entity.

“Rights Agreement” means that certain Investor Rights Agreement, of even date herewith, by and between the Company and MDCO.

“Securities Act” means the Securities Act of 1933, as amended.

“Transaction Termination Event” means the later of the Option Termination Event and the Matching Right Termination Event (as those terms are defined in the Rights Agreement).

2. Method of Exercise and Payment; Conditions to Exercise.

(a) Method of Exercise and Payment. The purchase rights represented by this Warrant may be exercised by MDCO, in whole or in part, by the surrender of this Warrant (with the notice of exercise form attached hereto as Exhibit A duly executed) at the principal office of the Company, and by the payment to the Company, by wire transfer of immediately available funds, of an amount equal to the aggregate Exercise Price of the Shares being purchased.

(b) Conditions to Exercise. As a condition to the exercise of this Warrant (unless otherwise waived in writing by the Company), MDCO shall reaffirm the representations and warranties as provided in Section 5 of this Warrant.

(c) Fractional Shares. This Warrant may not be exercised for fractional shares.

3. Shares Fully Paid. All of the Shares issuable upon the exercise of the rights represented by this Warrant will, upon issuance and receipt of the Exercise Price therefor, be fully paid and nonassessable, and free from all taxes, liens, claims, encumbrances and charges with respect to the issue thereof provided the Shares are issued to the registered Holder.

4. Adjustment of Exercise Price and Number of Common Shares. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a) Reclassification or Merger. In case of any reclassification or change of securities of the class issuable upon exercise of this Warrant, or in case of any merger of the Company with or into another corporation (other than a merger with another entity in which the Company is the acquiring and the surviving entity and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), or in case of any sale of all or substantially all of the assets of the Company, the Company, or such successor or purchasing corporation, as the case may be, shall duly execute and deliver to the Holder a new Warrant (in form and substance satisfactory to the Holder), so that the Holder shall have the right to receive upon exercise of this Warrant, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the Common Shares theretofore issuable upon exercise of this Warrant, (i) the kind and amount of units, shares of stock, other securities, money and property receivable upon such reclassification, change, merger or sale by a holder of the number of Common Shares then purchasable under this Warrant, or (ii) in the case of such a merger or sale in which the consideration paid consists all or in part of assets other than securities of the successor or purchasing corporation or other legal entity, at the option of the Holder, the securities of the successor or purchasing corporation or other legal entity having a value at the time of the transaction equivalent to the value of the Common Shares purchasable upon exercise of this Warrant at the time of the transaction. Any new Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4. The provisions of this Section 4 shall similarly apply to successive reclassifications, changes, mergers and sales.

(b) Subdivision or Combination of Common Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its outstanding Common Shares, the Exercise Price shall be proportionately decreased and the number of Common Shares issuable hereunder shall be proportionately increased in the case of a subdivision and the Exercise Price shall be proportionately increased and the number of Common Shares issuable hereunder shall be proportionately decreased in the case of a combination.

(c) Dividends and Other Distributions. If the Company at any time while this Warrant is outstanding and unexpired shall pay a dividend with respect to Common Shares payable in Common Shares, then the Exercise Price shall be adjusted, from and after the date of determination of unit holders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (i) the numerator of which shall be the total number of Common Shares outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of Common Shares outstanding immediately after such dividend or distribution.

(d) Adjustment of Number of Common Shares. Upon each adjustment in the Exercise Price, the number of Common Shares purchasable hereunder shall be adjusted, to the nearest whole Common Share, to the product obtained by multiplying the number of Common Shares purchasable immediately prior to such adjustment in the Exercise Price by a fraction, the numerator of which shall be the Exercise Price immediately prior to such adjustment and the denominator of which shall be the Exercise Price immediately thereafter.

(e) Notice of Adjustment. Whenever the Exercise Price or the number of Common Shares purchasable hereunder shall be adjusted pursuant to this Section 4, the Company shall make a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Exercise Price and the number of Common Shares purchasable hereunder after giving effect to such adjustment, and shall cause copies of such certificate to be mailed to the Holder.

5. Representations and Warranties by MDCO. MDCO represents and warrants to the Company as follows (it being understood that, as provided in Exhibit A, a condition to any exercise of this Warrant shall be that the following be updated as of the date of exercise):

(a) This Warrant and the Shares issuable upon exercise of this Warrant are being acquired for its own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. Upon exercise of this Warrant, MDCO shall, if so requested by the Company, confirm in writing, in a form satisfactory to the Company, that the securities issuable upon exercise of this Warrant are being acquired for investment and not with a view toward distribution or resale.

(b) MDCO understands that the Warrant and the Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that they must be held by MDCO indefinitely, and that MDCO must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempted from such registration.

(c) MDCO has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of this Warrant and the Shares purchasable pursuant to this Warrant and of protecting its interests in connection therewith

(d) MDCO is able to bear the economic risk of the purchase of the Shares purchasable pursuant to this Warrant.

(e) MDCO is an “accredited investor,” as such term is defined under Rule 501 promulgated pursuant to the Securities Act.

6. Company Operating Agreement; Transfer Restrictions. This Warrant (and the Common Shares purchasable hereunder) shall only be transferable to the same extent any Common Shares held by the Holder are transferable under the Company Operating Agreement, and this Warrant (and the Common Shares purchasable hereunder) shall be subject to the same transfer restrictions applicable to the Common Shares under the Company Operating Agreement. The Common Shares acquired pursuant to exercise of this Warrant shall be fully subject to all of the terms and conditions contained in the Operating Agreement, and the Holder hereby acknowledges that it has read and understands the terms and conditions contained therein.

7. Rights of Members. MDCO shall not be entitled, as a Warrant holder, to vote or receive dividends or be deemed the holder of the Shares or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon MDCO any of the rights of a member of the Company or any right to vote for the election of managers or upon any matter submitted to members at any meeting thereof, or to give or withhold consent to any limited liability company action, to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have been delivered, as provided herein.

8. Expiration or Termination of Warrant; Notice of Liquidation Event or IPO. This Warrant shall expire and shall no longer be exercisable upon the Expiration Date. If the Company proposes at any time to effect (a) a Liquidation Event or (b) an IPO, the Company shall give MDCO at least ten (10) days prior written notice of the date when the same will take place (and, in the case of a Liquidation Event, specifying the date on which Members will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event). In the event of an Liquidation Event, as an alternative to providing notice to MDCO, the Company shall have the right to terminate this Warrant in exchange for the payment to MDCO of consideration in an aggregate amount equal to the excess of the fair market value (as reasonably determined by the Company’s Board of Managers) of the Shares over the aggregate Exercise Price thereof (the form of such consideration to be in the same form received by members for their Common Shares).

9. Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given as set forth in the Securities Purchase Agreement.

10. Miscellaneous. This Warrant and all actions arising out of or in connection with this Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware or of any other state. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by MDCO and the Company. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.

GENO, LLC

By:	/s/ David H. Fine
Name:	David Fine
Title:	President

ACKNOWLEDGED BY:

THE MEDICINES COMPANY

By:	/s/ Glenn Sblendorio
Name:	Glenn Sblendorio
Title:	Executive Vice President and CFO